As filed with the Securities and Exchange Commission on March 28, 2005.

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ACURA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	11-0853640
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

616 N. North Court, Suite 120, Palatine, Illinois 60067
(Address of Principal Executive Offices)

Acura Pharmaceuticals, Inc. 1998 Stock Option Plan
(Full Title of the Plan)

Peter A. Clemens
Senior Vice President and Chief Financial Officer
Acura Pharmaceuticals, Inc.
616 N. North Court, Suite 120, Palatine, Illinois 60067
(Name and Address Of Agent For Service of Process)
________________________________

With a Copy to:

John P. Reilly, Esq.
St. John & Wayne, L.L.C.
Two Penn Plaza East, Newark, New Jersey 07105
(973) 491-3600

________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $.01 par value per share, issuable upon exercise of Plan Options	8,373,820	$0.13(2)	$1,088,596.60	$128.13
Common Stock, $.01 par value per share, reserved for future issuance	3,526,180	$0.55(3)	$1,939,399.00	$228.27
TOTAL	11,900,000		$3,027,995.60	$356.40

(1) The aggregate amount of securities registered hereunder is 11,900,000 shares of Common Stock. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based on the exercise price of $0.13 per share of Common Stock for shares subject to options granted under the Plan.

(3) The fee with respect to these shares has been calculated pursuant to paragraphs (h) and (c) of Rule 457 upon the basis of $0.55, the average of the bid and asked price per share of the Registrant's Common Stock on March 23, 2005, a date within five (5) business days prior to the date of filing of this Registration Statement, as reported by the National Association of Securities Dealers' Over-the-Counter Bulletin Board.

EXPLANATORY STATEMENT

We are filing this Registration Statement to register an additional 11,900,000 shares of our Common Stock for issuance pursuant to the Acura Pharmaceuticals, Inc. 1998 Stock Option Plan, as amended (the "Plan"). The increase in the number of shares authorized for issuance under the Plan, as well as certain other amendments to the Plan that are described in our definitive proxy statement for our 2004 annual meeting of stockholders, were approved by our stockholders at our 2004 annual meeting, held on August 12, 2004. We previously filed a registration statement on Form S-8 (Registration No. 333- 63288) on June 19, 2001 covering 8,100,000 shares authorized for issuance under the Plan. In accordance with General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items on Form S-8 containing new information not contained in the earlier registration statement are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. DOCUMENTS INCORPORATED BY REFERENCE

We hereby incorporate by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission"):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on February 28, 2005;

2.	Our Current Report on Form 8-K filed with the Commission on February 28, 2005; and

3.	The description of our common stock contained in Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes that statement. Any such statement so modified or superceded shall not constitute a part of this Registration Statement, except as so modified or superceded.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, referred to as a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorney's fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation or by-laws. Article Ninth of the Registrant's Restated Certificate of Incorporation and Article IV, Section 6 of the Registrant's Restated By-Laws require the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL.

Set forth below is Article Ninth of the Registrant's Restated Certificate of Incorporation:

NINTH: The Corporation shall, to the fullest extent possible permitted by Sections 721 through 726 of the Business Corporation Law of New York, indemnify any and all directors and officers whom it shall have the power to indemnify under said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by such sections of the Business Corporation Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the person so indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity by holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Set forth below is Article IV, Section 6 of the Registrant's Restated By-Laws:

SECTION 6. Indemnification. It is expressly provided that any and every person made a party to any action, suit, or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of this corporation or of any corporation which be served as such at the request of this corporation, may be indemnified by the corporation to the full extent permitted by law, against any and all reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer or director has breached his duty to the corporation.

It is further expressly provided that any and every person made a party to any action, suit, or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or interstate, was a director or officer of the corporation, or served such other corporation in any capacity, may be indemnified by the corporation, to the full extent permitted by law, against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein, if such person acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

In addition to such other rights of indemnification as they may have as directors or as members of the committee (the "Committee") administering the Registrant's 1998 Stock Option Plan (the "Plan"), under the terms of the Plan, the members of the Committee shall be indemnified by the Registrant against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Registrant) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Board member shall in writing offer the Registrant the opportunity, at its own expense, to handle and defend the same.

The Registrant maintains a director and officer liability insurance policy that, subject to the terms and conditions of the policy, provides coverage up to $5,000,000 in the aggregate (subject to a $200,000 retention per loss) arising from any wrongful act (as defined by the policy) committed by a director or officer in his or her capacity as a director or officer of the Registrant. The policy reimburses the Registrant for amounts spent in lawful indemnification of a director or officer or amounts provided by the Registrant to indemnify its directors and officers as required or permitted by law.

ITEM 8. EXHIBITS

Number	Description
5.1	Opinion of St. John & Wayne , L.L.C. as to the legality of the Common Stock of the Registrant covered by this Registration Statement
10.1	Acura Pharmaceuticals, Inc. 1998 Stock Option Plan, as amended
23.1	Consent of Grant Thornton LLP
23.2	Consent of BDO Seidman, LLP
23.3	Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine, State of Illinois, on March 28, 2005.

ACURA PHARMACEUTICALS, INC.

By: /s/ Andrew D. Reddick
Andrew D. Reddick
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew D. Reddick and Jerry Karabelas, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and deed requisite and necessary to be done in connection with the above premises, and fully for all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Andrew D. Reddick	President, Chief Executive Officer	March 28, 2005
Andrew D. Reddick	and Director
/s/ Jerry Karabelas	Chairman of the Board of Directors	March 28, 2005
Jerry Karabelas
/s/ William G. Skelly	Director	March 28, 2005
William G. Skelly
/s/ Bruce F. Wesson	Director	March 28, 2005
Bruce F. Wesson
/s/ William Sumner	Director	March 28, 2005
William Sumner
/s/ Immanuel Thangaraj	Director	March 28, 2005
Immanuel Thangaraj
/s/ Peter A. Clemens	Senior Vice President and	March 28, 2005
Peter A. Clemens	Chief Financial Officer
(Principal Financial and Accounting Officer)

INDEX OF EXHIBITS

Number	Description
5.1	Opinion of St. John & Wayne , L.L.C. as to the legality of the Common Stock of the Registrant covered by this Registration Statement
10.1	Acura Pharmaceuticals, Inc. 1998 Stock Option Plan, as amended
23.1	Consent of Grant Thornton LLP
23.2	Consent of BDO Seidman, LLP
23.3	Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)